Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

June 30, 2015

The J. M. Smucker Company

One Strawberry Lane

Orrville, OH 44667

Re:	The J. M. Smucker Company Registration Statement on Form S-4 filed on June 30, 2015

Ladies and Gentlemen:

We have acted as special counsel to The J. M. Smucker Company, an Ohio corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-4 (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Act”), on the date hereof, of the proposed offer by the Company and certain subsidiaries of the Company who will act as guarantors (the “Registrant Guarantors”) to exchange (the “Exchange Offer”) (i) an aggregate principal amount of up to $500,000,000 of the Company’s outstanding 1.750% notes due 2018 (the “2018 Outstanding Notes”) for an equal principal amount of the Company’s registered 1.750% notes due 2018 (“2018 Registered Notes”), (ii) an aggregate principal amount of up to $500,000,000 of the Company’s outstanding 2.500% notes due 2020 (the “2020 Outstanding Notes”) for an equal principal amount of the Company’s registered 2.500% notes due 2020 (the “2020 Registered Notes”), (iii) an aggregate principal amount of up to $400,000,000 of the Company’s outstanding 3.000% notes due 2022 (the “2022 Outstanding Notes”) for an equal principal amount of the Company’s registered 3.000% notes due 2022 (the “2022 Registered Notes”), (iv) an aggregate principal amount of up to $1,000,000,000 of the Company’s outstanding 3.500% notes due 2025 (the “2025 Outstanding Notes”) for an equal principal amount of the Company’s registered 3.500% notes due 2025 (the “2025 Registered Notes”), (v) an aggregate principal amount of up to $650,000,000 of the Company’s outstanding 4.250% notes due 2035 (the “2035 Outstanding Notes”) for an equal principal amount of the Company’s registered 4.250% notes due 2035 (the “2035 Registered Notes”) and (vi) an aggregate principal amount of up to $600,000,000 of the Company’s outstanding 4.375% notes due 2045 (the “2045 Outstanding Notes” and, together with the 2018 Outstanding Notes, the 2020 Outstanding Notes, the 2022 Outstanding Notes, the 2025 Outstanding Notes and the 2035 Outstanding Notes, the “Outstanding Notes”) for an equal principal amount of the Company’s registered 4.375% notes due 2045 (the “2045 Registered Notes” and together with the 2018 Registered Notes, the 2020 Registered Notes, the 2022 Registered Notes, the 2025 Registered Notes and the 2035 Registered Notes, the “Registered Notes”) and the related guarantees thereof (the “Outstanding Guarantees”) for guarantees (the “Registered Guarantees”) of the guarantors listed in the Registration Statement pursuant to the Indenture referred to below, in each case the sale of which will be registered under the Act.

The Company is proposing the Exchange Offer in accordance with the terms of a Registration Rights Agreement with respect to the Outstanding Notes by and among the Company, the Registrant Guarantors, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the initial purchasers referenced therein, dated as of March 20, 2015 (the “Registration Rights Agreement”). The Outstanding Notes and the Outstanding Guarantees have been, and the Registered Notes and the Registered Guarantees will be, issued pursuant to an Indenture, dated as of March 20, 2015 (the “Indenture”), by and among the Company, the guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”).

We have examined originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purposes of this letter. The Registered Notes, the Registered Guarantees and the Indenture are referred to herein as the “Transaction Documents.” We have also conducted such investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion letter. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the legal capacity of all individuals executing such documents. As to any facts material to this opinion that we did not independently establish or verify, we have, with your consent, relied upon the statements, certificates and representations of officers and other representatives of parties to the Transaction Documents and of the Company and the Registrant Guarantors. We have also assumed the valid authorization, execution and delivery of the Transaction Documents by each party thereto, and we have assumed that each such other party (in the case of parties which are not natural persons) has been duly organized and is validly existing and in good standing under its jurisdiction of organization, that each such other party has the legal capacity, power and authority to perform its obligations thereunder and that the Indenture constitutes the valid and binding obligation of the Trustee, enforceable against it in accordance with its terms. We have also assumed that the execution, delivery and performance by each of the Company and the Registrant Guarantors of the Transaction Documents to which it is a party have been duly authorized by all necessary action (corporate or otherwise) and do not contravene its respective certificate or articles of incorporation, limited liability company agreement, bylaws or other organizational documents; except with respect to Relevant Laws, violate any law, rule or regulation applicable to it; or result in any conflict with, or breach of any agreement or document binding on it. In addition, the enforceability of indemnification provisions may be subject to public policy considerations. Furthermore, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.

We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Registrant Guarantors, the Transaction Documents or the transactions governed by the Transaction Documents and the federal securities laws of the United States of America, in each case as in effect on the date hereof (the “Relevant Laws”). Without limiting the generality of the foregoing definition of

Relevant Laws, the term “Relevant Law” does not include any law, rule or regulation that is applicable to the Company, the Registrant Guarantors and the Transaction Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Transaction Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by (i) the laws of the State of Delaware, we have relied upon the letter dated June 30, 2015 of Potter Anderson & Corroon LLP and (ii) the laws of the State of Ohio, we have relied upon the letter dated June 30, 2015 of Calfee, Halter & Griswold LLP, in each case of clauses (i) through (ii), which are being filed as exhibits to the Registration Statement.

Based upon the foregoing, and subject to the qualifications set forth in this letter, it is our opinion that when (i) the Registration Statement has become effective under the Act, (ii) the Outstanding Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement and in accordance with the Registration Rights Agreement, (iii) the Registered Notes have been duly executed, authenticated, issued and delivered by the Company in accordance with the terms of the Indenture against receipt of the Outstanding Notes surrendered in exchange therefor, (iv) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (v) applicable provisions of “blue sky” laws have been complied with,

(a)	the Registered Notes proposed to be issued pursuant to the Exchange Offer will constitute valid and legally binding obligations of the Company, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law); and

(b)	the Registered Guarantees proposed to be issued pursuant to the Exchange Offer will constitute valid and legally binding obligations of each Registrant Guarantor, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law).

We hereby consent to the filing of a copy of this letter as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. This letter speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this letter.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz

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